Exhibit 99.1

FOR IMMEDIATE RELEASE SEPTEMBER 23, 2005 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575
Don Fesko Elected to the
NorthWest Indiana Bancorp Board of Directors
     Munster, Indiana—The NorthWest Indiana Bancorp, the holding company for Peoples Bank, has announced that the Board elected Don Fesko to the Board of Directors. Mr. Fesko was elected to fill a vacancy on the Board of the Bancorp as well as Peoples Bank. He will serve in a class with three other directors, which stands for election at the Annual Meeting of Shareholders in April 2008.
     “Don Fesko’s professional experience in the healthcare industry adds a valuable enhancement to our boardroom and governance process. The healthcare industry has rapidly risen as a leading employer in Northwest Indiana and will be a source of expansion of our local economy in the future,” said David A. Bochnowski, Chairman and Chief Executive Officer of both the Bancorp and Peoples Bank.
     Fesko serves as the administrator of Community Hospital in Munster, Indiana where he also serves on the Board of Directors. He earned his undergraduate degree in economics from Purdue University, his Doctor of Optometry from Indiana University, and his Masters of Business Administration from Indiana University. His professional and community affiliations include the American College of Healthcare Executives, the Indiana Hospital Association and Purdue University Calumet. Don and his wife Katie and their two children reside in Munster.
     “Don Fesko brings new energy and expertise that will have a positive impact on the continued success of Peoples Bank as we meet the needs of our community. We are excited to have his ability and insight in our boardroom,” noted Bochnowski.